Exhibit 99.2

Trading Under the Symbol: ISDR

Transcript of

VirtualScopics, Inc.

Fourth Quarter and Full Year 2014 Earnings Call

February 26, 2015

Participants

Eric Converse – President and Chief Executive Officer

James Groff – Chief Financial Officer

Analysts

Paul Rodgers – Gold Leaf Capital Management

Steve Posage – Posage Roders

Presentation

Operator

Greetings and welcome to the VirtualScopics Fourth Quarter and Full Year 2014 Financial Results Conference call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. (Operator’s instructions) As a reminder this conference is being recorded.

It is now my pleasure to introduce your host, Mr. Jim Groff, CFO of VirtualScopics. Thank you, Mr. Groff, you may begin.

James Groff – Chief Financial Officer

Thank you. Good morning and welcome to VirtualScopics Fourth Quarter and Full Year 2014 Conference Call and Webcast. First, I would like to remind everyone that during today’s conference call and webcast, we will be making forward-looking statements that refer to future events, which involves some risks and uncertainties. Please refer to today’s press release in Slide 2 that include a discussion of forward-looking statements and related risk factors, which is our customary disclosure.

With me today is Eric Converse, our President and Chief Executive Officer. I am going to begin this morning with a discussion around the financial results for the quarter and full year ended December 31, 2014. First, I would like to focus on Slide 3.

Our awards outstanding and bookings increased to $28.4 million as of and for the 12 months ended December 31, 2014, as compared to the $20.5 million as of and for the 12 months ended December 31, 2013, representing a 39% increase. We believe our improved bookings are a direct result of our companywide focus on enhancing and building existing and new customer relations and meeting and exceeding our customer expectations. We have demonstrated to our customers our scientific and operational excellence, which has resulted in the improved bookings momentum.

Another good indication of the positive momentum is our net book-to-bill ratio. For the 12 months ended December 31, 2014, it was 1.96, as compared to 1.13 for the previous year. We define the net book-to-bill ratio as all bookings during the quarter that will affect quarter’s cancellations of business divided by the quarter’s revenue. A net book-to-bill ratio greater than one suggests new business exceeds the comparable period revenues. We feel it’s important to share these numbers with you to provide a better understanding of the company’s future revenue. I would like to point out that our book-to-bill ratio 12 months as of December 31, 2014 was 2.50 compared to a book-to-bill ratio of 1.53 at December 31, 2013 reflecting an increase of 63%.

Trading Under the Symbol: ISDR	Transcript: VirtualScopics, Inc. Fourth Quarter and Full Year 2014 Earnings Call February 26, 2015

Now let’s review our backlog. Backlog represents anticipated service revenues from work not yet completed or performed under signed contracts. Once work commences revenue is generally recognized over the life of the contract as services are provided. Backlog at December 31, 2014 was approximately $29.3 million when removing projects at risk. We believe that our backlog as of any date could be a meaningful predictor of future results, but due to inherent risks such as projects subject to cancellation, revision or delay this number needs to be considered thoughtfully.

Customers terminate, delay or change the scope of projects for a variety of reasons including, among others, the failure of drugs being tested to satisfy safety requirements, unexpected or undesirable clinical results, client decisions to forego a particular study, insufficient patient enrollment or investigator recruitment. We believe that approximately $5 million of the backlog as of December 31, 2014 may not be recognized due to these inherent risks. This deduction was already taken out of the $29.3 million I just reported. However, there are also situations where a study will increase in scope and reflect a subsequent increase in budget dollars that is not reflected in the current backlog.

Let’s turn to Slide 4 covering our statement of operations. Revenues for the quarter ended December 31, 2014 and 2013 remained flat at $2.7 million. This was to resolve a sponsor delaying a large project in the last week of November 2014.

Revenues for the year ended December 31, 2014 were $10.5 million compared to $11.2 million for the year ended December 31, 2013. The decrease in revenue was affected by a six week Phase III breast cancer study which generated over $1 million of revenues during the second quarter of 2013 that did not reoccur in 2014. Excluding the six week non-recurring study, 2014 revenues would have increased by approximately $278,000 or 3% for the year ended December 31, 2014. Revenue has not increased at the same pace as the awards and bookings due to the timing of the startup of new projects, the timing of the recognition of revenues, which could be on average over a three year period, and a number of studies that ended in 2013 and 2014.

Now turning to gross profit, for the fourth quarter 2014 gross profit was approximately $735,000 as compared to approximately $1 million for the fourth quarter of 2013 representing a 30% decrease. For the fourth quarter 2014, our gross margin was approximately 27% as compared to 39% for the fourth quarter 2014. The decrease was largely attributable to a one-time investment that was not capitalized. These investments were made to enhance our operational efficiencies.

Gross profit for the year ended December 31, 2014 was approximately $3.4 million as compared to $4.4 million for the year ended December 31, 2013, representing a 24% decrease. Gross margin for the year ended December 31, 2014 was approximately 32% as compared to 40% for the year ended December 31, 2013. Our gross margin declined during the year ended December 31, 2014 as a result of investments made of systems and personnel in the project management and the image science groups.

Additionally, we achieved higher gross margins in 2013 due to a large Phase III study that we delivered in six weeks aided by our 2013 software release that enables quick, efficient and reliable analysis of traditional Phase III imaging endpoints. Analyzing large amounts of data from the same study in a short timeframe created inherent operational efficiencies resulting in a higher gross margin than the year ended 2013. Additionally, we continue to make investments in people and technologies to further enhance our operational efficiencies to support the expected increase in revenues that we believe will result from the improved bookings and awards.

Page | 2

Trading Under the Symbol: ISDR	Transcript: VirtualScopics, Inc. Fourth Quarter and Full Year 2014 Earnings Call February 26, 2015

Our gross margins will fluctuate based on therapeutic area mix and phase of study, and specifically as it relates to volume of revenue. Historically, we have experienced higher margins in our oncology projects and Phase III studies tend to generate higher margins than early phase studies. We believe our revenues in Phase III oncology projects will increase in 2015 due to the therapeutic and study phase mix of the 2014 bookings, which we believe will lead to improved margins. As of December 31, 2014, 68% of our bookings are for oncology studies as compared to 40% from the previous year.

Next, research and development costs for the fourth quarter of 2014 were approximately $346,000 as compared to $331,000 for the fourth quarter of 2013. Research and development costs for the year ended December 31, 2014 were approximately $1.2 million as compared to $1.5 million for the year-ended December 31, 2013. The decrease was a result of no additional dollars being spent on the personalized medicine initiative during 2014.

Sales and marketing costs for the fourth quarter of 2014 were approximately $503,000 as compared to $420,000 for the fourth quarter of 2014. Sales and marketing costs for the year ended December 31, 2014 were approximately $1.9 million as compared to $1.6 million for the year ended December 31, 2013. The increase is related to higher commissions during the year-ended 2014 as compared to the previous year. This is a direct result of the significant improvement in the awards outstanding and bookings achieved during 2014, which are 39% higher than the total awards outstanding and bookings for the 12 months ended 2013.

General and administrative costs for the quarter ended December 31, 2014 were $897,000, down 27% from $1.2 million in the prior year’s quarter. The decrease is largely attributed to approximately $450,000 of severance and search related expenses resulting from the CEO resignation during the fourth quarter of 2013, offset by the hiring of two additional employees in the Information Technology and Quality Department in early 2014, and a Director of Human Resources hired during Q3 2014.

General and administrative costs for the year ended December 31, 2014 were $3.35 million compared to $3.75 million for the year ended 2013, representing an 11% decrease. There was a decrease in consulting and professional fees that were incurred during 2013 related to the personalized medicine application and CEO resignation that did not reoccur in 2014, offset by the increase of stock, as mentioned previously, plus higher investor relation expense as well as legal costs which were incurred as part of negotiating the office lease in Pennsylvania, finalizing the Scientific Advisory Board and IXICO alliance agreement.

Let’s now turn to Slide 5 in the balance sheet. As of December 31, 2014, we had a cash balance of $4 million compared to $7.3 million at the close of 2013. Our cash balance has declined throughout 2014 due to investments made in people and systems to further enhance our operational quality and productivity. We continue to monitor our cash position and are currently reaching out to financial institutions to establish funding for future investments in capital and to alleviate the timing of the receivables.

Overall, 2014 demonstrated a considerable increase in new project awards and bookings as compared to the previous year. As a result of this momentum, we believe we are on our way to return to a solid growth rate and future profitability.

I will turn it over to Eric.

Eric Converse – President and Chief Executive Officer

Thanks, Jim. Good morning. I would to like to focus today on where we are as a company as we enter 2015. You’ve heard the operational results from Jim for 2014. Losses were higher than previous year and the revenue was less than the level achieved in 2013. This is not the news shareholders want to hear. We fully understand and recognize this.

Page | 3

Trading Under the Symbol: ISDR	Transcript: VirtualScopics, Inc. Fourth Quarter and Full Year 2014 Earnings Call February 26, 2015

We are disappointed to have missed the $10.6 million revenue number we forecasted on the Q3 conference call. That was the result of a sponsor delaying a large project during the last week of November, just after our yearend revenue was forecasted. Although we remind everyone of these potential issues, there is nothing more frustrating than when it actually happens. I would also like to mention that this would not be as frustrating if our revenue were climbing and losses were not as great.

Let’s turn now to Slide 6. A good number of you have expressed frustration with my focus on bookings and not doing enough to increase the revenue. As a shareholder, I understand your frustration and lost patience. As a CEO, I feel I have not communicated clearly enough why I am so focused on bookings and why we believe our $26.2 million in bookings in 2014 is such good news.

Bookings are something that we can control. It requires the efforts of our business development team and our current reputation. If we are delivering well on our current projects and our business development team is properly communicating this with every new prospect they chase, our bookings should grow. With each booking we win, we add this to our backlog.

Turn to Slide 7. Revenue is a function of our backlog. The greater the size of the backlog, the better chance the company has of predicting its revenue. A majority of our revenue is driven by the number of images we receive each day. If we received a lot of images, revenue is higher. If we received a low number of images, the revenue will reflect this lower number. If you have a large enough number in your backlog, the number of images arriving at your facility each day is not as unpredictable. One project may have a low day for images arriving at your facility while another project may have an above average day. We this we believe a large backlog drives stability and revenue and the prediction of it.

If you just think for a minute about what our business actually is. We’re like an assembly plant. We start out morning with whatever arrives and you can call that our raw materials. For us, those are time points, which are images that we get from the sites. Then we move those time points through quality inspection. There are two phases for quality inspections, then it moves to the analysis and the analysis is put into a grid and then it goes out the door with the delivery to the customer of the data.

It's a very simple process, but the issue is in the predicting what is going to show up in the morning. So when we get our time points every day, if you use the analogy of an assembly, we don't know if it's a large truck of time of points or a smaller ones. When you have a larger backlog, it's a lot easier to predict because there are more coming.

I repeatedly mentioned our operational quality this year as one of our focal points. Today, we believe that operational excellence is a key factor in VirtualScopics winning business. We believe that this is supported by the fact that we exceeded our internal target of $19 million in bookings for 2014 and we're very pleased with the results of over $26 million.

Please turn to Slide 8. What do these bookings in 2014 really represent? We believe they represent the turnaround for VirtualScopics. We won ten Phase III awards in 2014 compared to eight in 2013. If you recall from what Jim just said, the Phase III award, we're able to be more profitable because we're gaining efficiencies on the volume. In 2013, we had 6 of the top 15 pharma companies as customer wins for the year. In 2014, we again have wins with all six of the customers and gained new wins with three more. This means we won new business with 9 of the top 15 pharma companies in 2014. We also won our first ever program award in 2014. This is a win of multiple projects in one award.

Page | 4

Trading Under the Symbol: ISDR	Transcript: VirtualScopics, Inc. Fourth Quarter and Full Year 2014 Earnings Call February 26, 2015

All of this is really important information on how we are trending. However, what is even more exciting is our focus in 2014. Our focus is on our core competencies; services in oncology, muscular skeletal, metabolic and cardiac. In 2013, over 50% of our awards came from non-core services. That means that over half the business we won was outside of our core business. This prior strategy diluted our core competencies as we were trying too many new things and not focusing on what we really did well. In contrast, in 2014, over 90% of our new business came from our core services. This means that we focus on what we do well and we won the projects appropriate for our company’s strength.

The team and I have been very focused on our operational efficiency improvements and the need to invest. This is because we have made tremendous strides in our operational and quality offerings, and we have been working on infrastructure improvements which will help prepare us to support an expected increase in revenue.

Let's turn now to Slide 9. Our focus is squarely on our imaging business for clinical trials. There is no distraction with other strategies like personalized medicine, which has been tabled. We are an imaging company for clinical trials and we believe there is room in this growing market for us to take our proper share. We believe the CRO market is growing. With our recent FDA audit resulting in no findings, we are reassured that we can be a growing part of this growing industry.

I realize that shareholders see very clearly that our revenues have slowly declined over the past few years. We believe that higher bookings in core service areas and a reputation of operational excellence help lead to a future of higher revenue. I have been focusing on this in order to communicate to the best of my ability why revenue follows bookings and how operational excellence feeds future bookings and revenue.

Let’s turn to Slide 10. We expect to achieve revenue in the short-term by delivering on our promise of operational excellence and not jeopardizing any current projects. We expect to generate revenue for the long-term by having a reputation of operational excellence and allowing our business development people to win future bookings due to satisfaction on quality projects being delivered on time, within budget, on a consistent basis. So if we are doing well today, our business development team can use that when they are trying to win a new bid, that help us win bookings and gives us future revenue.

If you turn now to Slide 11, for 2015 we expect our current backlog will feed our revenue. Operationally we need to achieve excellence in order to defend that revenue. So what do we need to do in 2015? We need to continue to build our backlog; much of it is from the last 18 months. We need to have more time to grow this backlog and support sustained, predictable revenue growth. In the meantime, our shareholders want to see more than a modest increase in our share price. We believe that as a technology company you must invest in our technology for greater operational efficiencies.

We believe that our image based measurement and visualization technology remains second to none. This is the heart of our value, but the path we were on would have only increased our costs as we increased our revenue. That does not show us exploiting efficiency improvement technologies by getting more revenue with less people. We expect that technology which focuses on operational efficiencies will allow us to maintain our scientific strength, operational excellence and improve our profitability. We expect that increasing revenue and increasing margin on that revenue should lead to a much better perception in the financial market, impact the multiple applied to our revenue number, and in the end, we believe, reflects a better valuation of our share price.

I believe, based on my experience working at VirtualScopics for the past 16 months, discussions I had with customers, competitors, investors and analysts that there is a growing need for imaging in our industry and that the clinical trial industry in general is growing. The company that is able to capitalize on its science, efficiency investment, operational excellence and reputation of its project management teams will see only success in its future. I believe VirtualScopics can be that company.

Page | 5

Trading Under the Symbol: ISDR	Transcript: VirtualScopics, Inc. Fourth Quarter and Full Year 2014 Earnings Call February 26, 2015

I know these losses may not be welcome news for our shareholders, but they were expected. We knew entering into 2014 that we would be funding losses, but we also decided that we would invest in the company despite the predicted losses in 2014. My philosophy and one supported by our board and management team was that continuing to put off efficiency investments would only ensure stagnation and ultimate failure. I did not sign up to fail. I did not invest my money in this company to lose it. I invested because I knew the company would have the foresight to invest in its future despite the expected losses for 2014.

I will, however, acknowledge the losses were higher than we budgeted; however, I am happy to see that the additional losses were a result of higher sales costs and additional hires needed to deliver on future revenue. These costs were a direct result of near record bookings of $26.2 million. We believe that these additional bookings will result in higher revenue going forward. These are bookings on our key focused area, which exploit our core competencies.

As I have explained the focus on bookings to you, I want to be sure that each of you know revenue is still a focus of our team. We want to manage expectations over how much of this we can control in the short term. We are still exposed to a young backlog and continue to grow it. For this reason, we are not sharing a revenue target for 2015, but feel we are on the right track with the right focus to bring the revenue trend back to growth and the company back to profitability.

Please turn to Slide 12. Some of you may have seen the recent press release about our new board members. I am extremely pleased to have these two new board members working with me, the board and our senior management team. Andrew Levitch comes from Merck Network. He has tremendous experience in financial strategy, and both Jim and I look forward to his input as we make decisions, both on organic growth and any potential corporate deals we may consider in the future.

Mike Woehler is a seasoned professional from our industry. He was the CEO of CoreLab, a former competitor which merged last year with BioClinica, and he has industry experience directly related to VirtualScopics. Mike’s direct relevant experience running an imaging CoreLab for clinical trials will be a huge benefit. He is also an experienced image CoreLab company grow both organically and through acquisitions. I am very optimistic about the industry knowledge and operational experience Mike brings to our board.

Both of our new board members have expressed excitement in joining the VS team as they see potential future in the company for the team and our shareholders. For the reasons I just stated, I believe these two board members will be great assets.

I plan on speaking at investor conferences this year, the first being in May, and I believe these additional assets in VirtualScopics’ board will be an interesting point of consideration for potential new investors. In addition to my efforts promoting VirtualScopics to the investor community this year, you will be seeing more frequent and relevant communications coming from our team. You can plan to see news about partnerships, speaking engagements, webinars, newsletters, social media and our new website, which is expected to launch in April.

We will also be focused on optimizing our relationship with PCG and further developing our co-operation with IXICO. We have also been expanding our work with more key opinion leaders in specific therapeutic indications in order to strengthen our offerings, and gain more creditability during the bidding process for new business wins. With our Scientific Advisory Board, which started in 2014, we expect to increase our network of key opinion leaders, and at the same time stay current on modality views for work in our target therapeutic areas.

In summary, we appreciate your continued support and patience. We feel we are making strides to put VirtualScopics back on the path to success in the imaging for clinical trial business. Happily, as I prepared for this call I was notified of yet another new customer win in large pharma, in our core service area. That puts us at 10 of the top 15. Jim and I can now take your questions.

Page | 6

Trading Under the Symbol: ISDR	Transcript: VirtualScopics, Inc. Fourth Quarter and Full Year 2014 Earnings Call February 26, 2015

Operator

Our first question comes from the line of Paul Rodgers with Gold Leaf Capital Management. Please go ahead with your question.

<Q>: Congratulations on the book-to-bill ratio and the net book-to-bill for the 12 months ended December 31, great improvement there. Some slowness in the numbers in the fourth quarter though, 2.39 versus the 2.31 and the 2.19 versus the 2.31, anything going on in the fourth quarter, is that indicative of future trends? I mean, what can we say about the fourth quarter, if anything?

Eric Converse – President and Chief Executive Officer

Paul, I think that’s a fair question. As I have stated, because our backlog is fairly young and we are more vulnerable to any changes in a specific project, that would be the reason why we had lower numbers in the fourth quarter. I don’t think that shows a trend. I think the trend is more that as we build the backlog we will be less vulnerable to something like that. The more projects that you have going on at any one-time, the more you are able to spread out any risks associated with your revenue predictions.

<Q>: Okay, so a single quarter of variability. What comments can you make on January and February of 2015 so far?

Eric Converse – President and Chief Executive Officer

I can tell you that we are right now monitoring our revenue very closely and we are making sure that we are trending in the right way. One of the things that we do is we have a daily P&L, that every day we get a report that tells us how many time points actually came in the door, how they were processed, what is our revenue for the day and what were our costs. So we're really on top of monitoring this business and we're just going to have to see how revenue climbs going into 2015.

<Q>: So no comments then or—?

Eric Converse – President and Chief Executive Officer

I am not going to give anything on our revenue, but in bookings— I am sorry I didn't understand your question. Our booking and awards, so far this year, are $5.2 million year-to-date.

<Q>: Jim, over to you for just a moment. I heard at one point the number $29.3 in backlog for year-end 2014. Is that number correct? And then also, that is already net of the $5 million that maybe cancelled contracts?

James Groff – Chief Financial Officer

Yeah, Paul, that is correct. So at the end of the year we have $34.3 in signed contracts. We review the backlog on a monthly basis and we do an adjustment on projects that are at risk or even line items that are at risk in specific projects, and that's where the other five comes from, so that $29.3 is net.

Eric Converse – President and Chief Executive Officer

Paul, just if I can jump in on that. That’s something that we started probably at the end of the first quarter last year. I think it's been a great exercise for us to go through because then we can truly understand what our backlog is and we're able to predict things better internally.

<Q>: At what point do you have to do an equity raise here given your cash position?

Page | 7

Trading Under the Symbol: ISDR	Transcript: VirtualScopics, Inc. Fourth Quarter and Full Year 2014 Earnings Call February 26, 2015

Eric Converse – President and Chief Executive Officer

At this point we are not planning that, but as I said, we have a young backlog. We have revenue predictions that we're working on. And Jim and I have mentioned I believe in the last earnings call that we're having discussions more along the lines of financing.

Operator

Our next question comes from the line of Steve Posage with Posage Roders.

<Q>: Good morning. I just have one question. I was wondering— since you’re international, how does the strong dollar now affect your business or does it?

Eric Converse – President and Chief Executive Officer

I would say it does not, and the reason it does not is because we're winning things that are done over a multi-year project. So with the relative weakness in the euro, I don't think that we're going to see anything that affects us competitively.

Operator

Ladies and gentlemen, there are no further questions at this time. I'd like to turn the floor back over to management for closing remarks.

Eric Converse – President and Chief Executive Officer

Again, thank you to all the callers who have dialed in this morning and we appreciate your continued support. We will try to maintain the transparency of 2015 as much as we can, as we did in 2014. We wish you all a good day.

Operator

Ladies and gentlemen, this does conclude our teleconference for today. You may disconnect your lines at this time. Thank you for your participation and have a wonderful day.

Page | 8